Exhibit 99.1

DISCOVER TO ACQUIRE MORTGAGE ORIGINATION BUSINESS FROM

TREE.COM FOR $55.9 MILLION

Originate-and-Sell Model Will Serve Consumer Market

Riverwoods, IL, May 12, 2011 – Discover Financial Services (NYSE: DFS) announced today that it has reached a definitive agreement to acquire substantially all of the operating and related assets of Home Loan Center, a subsidiary of Tree.com, Inc. (NASDAQ: TREE) for approximately $55.9 million, adding a residential mortgage component to Discover’s direct-to-consumer banking business.

Discover intends to originate eligible consumer mortgages to sell in secondary markets on a servicing-released basis. The company anticipates that the acquisition will have a nominal impact on its 2012 earnings. Home Loan Center, which operates as LendingTree Loans, originates and processes consumer mortgage loans nationwide.

“Discover is acquiring a proven operating platform that we can scale by leveraging our brand and lending expertise,” said Carlos Minetti, president of consumer banking and operations for Discover. “This will enable us to expand our line of banking products and provide home loans to consumers.”

Discover’s array of banking products include credit cards, personal loans, private student loans, certificates of deposit, savings accounts and Roth individual retirement accounts.

“The Home Loan Center platform, with its outstanding team and operational excellence, is a great fit for Discover,” said Doug Lebda, chairman and chief executive officer of Tree.com. “This deal will enable Tree.com to focus on our core lead generation business.”

The acquisition is subject to the approvals of regulators and Tree.com, Inc. stockholders, and is expected to close by the end of 2011.

A conference call to discuss the planned acquisition will be held at 8 a.m. Central time on May 13, 2011, and can be accessed by dialing 1-888-895-5479 (U.S. domestic) or 1-847-619-6250 (international), passcode 29786461. The call will be accessible as an audio webcast through the Investor Relations section of the Discover website at www.discoverfinancial.com. For those unable to listen to the live broadcast, a replay will be available on the company’s website or by dialing 1-888-843-7419 (U.S. domestic) or 1-630-652-3042 (international), passcode 29786461, beginning at approximately 10:30 a.m. Central time. The replay of the conference call will be available through June 12, 2011.

About Discover

Discover Financial Services (NYSE: DFS) is a direct banking and payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United

States. The company operates the Discover card, America’s cash rewards pioneer, and offers personal and student loans, online savings accounts, certificates of deposit and money market accounts through its Discover Bank subsidiary. Its payment businesses consist of Discover Network, with millions of merchant and cash access locations; PULSE, one of the nation’s leading ATM/debit networks; and Diners Club International, a global payments network with acceptance in more than 185 countries and territories. For more information, visit www.discoverfinancial.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. The transaction is subject to closing conditions including, among others, Tree.com, Inc. stockholder approval, company licensing and regulatory approvals, and proposals for secondary market investor contracts. There can be no assurance that the transaction will close. The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: unexpected difficulties or delays in executing the proposed transaction; the company’s ability to successfully transition and integrate the new business, including operations, technology and marketing; the company’s ability to form and maintain relationships with secondary market investors, servicers, vendors and other parties related to the transaction and the business; the company’s ability to retain key employees; the company’s ability to successfully launch and market its own mortgage origination business and generate profit from such business, which may depend on refinance volume and relationships with financial intermediaries including secondary market investors; the company’s ability to manage expenses related to the new business; the company’s ability to address and manage the impact of current, pending and future legislation, regulation, regulatory and legal actions, public policy issues and government involvement in the mortgage industry, including new laws and rules related to mortgage lending, financial regulatory reform and capital; the actions and initiatives of current and potential competitors; the impact of market fluctuations; and the company’s ability to manage its credit risk. The forward-looking statements speak only as of the date of this press release, and there is no undertaking to update or revise them as more information becomes available.

Additional factors that could cause the company’s results to differ materially from those described in the forward-looking statements can be found under “Business - Supervison and Regulation,” “Business - Competition,” “Risk Factors,” “Special Note Regarding Forward Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K for the year ended November 30, 2010 and under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Quarterly Report on Form 10-Q for the quarter ended February 28, 2011, which are filed with the SEC and available at the SEC’s internet site (http://www.sec.gov).

Contacts:

Discover Investor Relations

Craig Streem

224-405-3575

craigstreem@discover.com

Discover Media Relations

Jon Drummond

224-405-1888

jondrummond@discover.com